                                                                    EXHIBIT 99.0





                         WASHINGTON GAS LIGHT COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                     TWELVE MONTHS ENDED DECEMBER 31, 1994
                                  (Unaudited)

                             (Dollars in Thousands)





FIXED CHARGES:

         Interest Expense................................................          $     30,755

         Amortization of Debt Premium, Discount and Expense..............                   356

         Interest Component of Rentals...................................                    20
                                                                                   ------------
                     Total Fixed Charges.................................          $     31,131
                                                                                   ============




EARNINGS:

         Net Income......................................................          $    57,933

         Add:

                     Income Taxes Applicable to Operating Income.........               34,037

                     Income Taxes Applicable to Other Income - Net.......                  803

                     Total Fixed Charges.................................               31,131
                                                                                   -----------
         Total Earnings..................................................          $   123,904
                                                                                   ===========
         Ratio of Earnings to Fixed Charges..............................                  4.0
                                                                                   ===========


                                       13